FORM 51-101 F1

KODIAK ENERGY, INC. (the “Corporation”)

STATEMENT OF RESERVES DATA AND OTHER OIL AND GAS INFORMATION

This statement of reserves data and other information (the “Statement”) is dated February 15, 2008 and is effective December 31, 2007.  The preparation date of the information in this Statement was February 13, 2008.

Terms used and not otherwise defined herein shall have the meanings ascribed thereto in National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities, of the Canadian Securities Administrators.

Disclosure of Reserve Data

As at December 31, 2007, the Corporation did not have any proved, probable or possible reserves attributed to any of its properties.

Oil and Gas Properties and Wells

As at December 31, 2007, the Corporation had interests in a total of six projects; four in Canada and two in the United States. Following is a description of each of the Corporation’s properties

Canada:

Manyberries – Southeast Alberta
In 2006, the Corporation farmed into these lands which comprised nine sections (5,760 acres) of contiguous, undeveloped Petroleum and Natural Gas (P&NG”) rights in southeast Alberta. The Corporation drilled two wells and recompleted one other well in March of 2006 on this property, which earned the Corporation a 66 2/3% interest in the lands. After further evaluation during 2007, the Corporation allowed the leases to expire and relinquished its interest in the project.

Province/Granlea – Southeast Alberta
The Corporation purchased a 50% working interest in two sections (1280 acres gross -640 net) of P&NG rights at a provincial land sale on September 22, 2005. In 2005, a 2D seismic program was completed on the property and in 2006, a well was drilled and completed; surface facilities were installed and a pipeline tie-in was completed. Production commenced in September, 2006. The well produced for a short period until excess water rates occurred and in October, 2006 the well was shut in. After the well bore was evaluated as having no current economic production potential, the well was abandoned. The Corporation intends to sell the surface facilities and consider additional internal geological reviews of the prospect to determine if any further drilling is warranted.

Fort McMurray – Northern Alberta
The Corporation, jointly with two partners, acquired two blocks of P&NG licenses over sixty-four sections of land near Fort McMurray in northeastern Alberta. The licenses are for all P&NG Rights from the base of the Woodbend formation to fifteen meters into the top of the Precambrian subject to a 2.5% gross overriding royalty reserved for the Seller in the subject lands. The Corporation had an initial 50 % working interest, but in 2007 increased it to 100% by acquiring the other partners’ interests. A farmout to have a seismic and drilling program carried out for 2008 may be considered or the Corporation may dispose of its interest.

Lucy – Northern British Columbia
The Corporation initially had a 10% working interest in the Lucy/Highwood lands (BC P&NG Lease #44104) consisting of approximately three square miles (799 hectares) located in the North Yoyo Otter Park shale basin in northeastern Britsh Columbia. A well was drilled in December 2006. After some difficult drilling conditions, the lower zones in this well were abandoned.

The Corporation recently initiated an independent operations drilling program on the Lucy prospect and operated the drilling of Kodiak et al Gunnell Creek a-79-A/94-P-4 with the Corporation having an interest of 57%. After penetrating and testing the Keg River zone, which proved unsuccessful, attention has shifted to the uphole Muskwa and Evie shale gas zones. The Muskwa formation had elevated gas readings and well logs indicate a pay zone of up to sixty meters.  Based on these results, Kodiak has increased its interest in the property to 80% and will seek approval for a continuation of the lease. Further evaluation work will be undertaken during the next drilling season. Other major industry participants are acquiring large land positions in this part of British Columbia which are prospective for this type of play.

Little Chicago – Northwest Territories
The Corporation is the operator of approximately 200,000 acres under an original Farm-out agreement with the two 50% working interest owners of the 200,000 acre Exploration License 413 (“EL 413”) in the Mackenzie River Valley centered along the planned Mackenzie Valley Pipeline. The Corporation reprocessed 50 km of existing seismic data in Q4 of 2006 and during the 2006-07 winter work season, the Corporation expended approximately $5,500,000 to acquire 2D seismic data on the farm-out Lands, thus earning a 12.5% working interest in the property. In September, 2007, the Corporation acquired Thunder River Energy, Inc.’s (“Thunder”) 43.75% in the property giving the Corporation a 55.75% interest in EL 413. A 2007-08 seismic program is being undertaken on the property with tentative plans for drilling in 2008-09.

United States

New Mexico
Through its acquisition of Thunder, the Corporation has acquired a 100% interest in 55,000 acres of property located in northeast New Mexico. Additional land acquisitions have increased the Corporation’s land position to 57,000 acres and offers tendered to private holders of additional rights, if successful, will further increase the Corporation’s land position by approximately 25%. These lands have potential for natural gas and CO2 and oil and helium resources at shallow depths. The Corporation is currently conducting a seismic program and a 3-4 well drilling program which includes a re-entry of the existing Roxana well at Sofia and drilling test wells on the other Sofia and Spear Draw anticlines. Depending on the success of the seismic and drilling programs and financing, a major development of this project could be commenced later in 2008.

Montana
During 2006, the Corporation, under a joint venture farmout agreement, expended $540,000 on a seismic program and a 2-3 well drilling program to earn a 50% non-operating working interest in the wells and well spacing, as well as the right to participate on a 50% basis going forward on this prospect in the Hill County area of Montana. The Operator of the project has 100,000 contiguous undeveloped acres of P&NG rights in the area, as well as some excess capacity in facilities and pipelines. Two wells were drilled in the third quarter of 2006; one is cased for subsequent evaluation of the multiple zones found and one was abandoned. A third well is licensed and will be drilled depending upon the results of testing on the first well.

Producing and Non-Producing Wells

The following table summarizes the Corporation’s interests, as at December 31, 2007, in oil and gas wells located in Canada and the United States:

Producing and Non-Producing Wells as at December 31, 2007
	Oil wells		Natural gas wells		Total
	Gross	Net	Gross	Net	Gross	Net
Canada Producing(1)	0	0	0	0	0	0
Canada Non-producing(2)	0	0	3.0	2.4	3.0	2.4
U. S. Producing(1)	0	0	0	0	0	0
U.S. Non-producing(2)	0	0	2.0	1.0	2.0	1.0
Total Producing(1)	0	0	0	0	0	0
Total Non-producing(2)	0	0	5.0	3.4	5.0	3.4

Notes:

(1)	Includes wells that are temporarily shut-in but which are capable of production.

(2)	Includes wells that are not capable of production but that are not yet abandoned.

Properties with No Attributed Reserves

The following table summarizes information with respect to the Corporation’s properties to which no reserves have been specifically attributed:

Land Holdings Without Attributed Reserves as at December 31, 2007
	Unproved Properties (Acres)
	Gross	Net
Canada	245,318	156,287
U.S.	54,160	53,200
Total	299,478	209,487

There are no material work commitments on the above undeveloped land holdings.

The Corporation is not a party to any forward contracts (incl. transportation agreements) under which it may be precluded from fully realizing, or may be protected from future market prices for oil and gas.

Additional Information Concerning Abandonment and Reclamation Costs

The Corporation bases its estimates for the costs of abandonment and reclamation of surface leases, wells, facilities and pipelines on previous experience of management with similar well sites and facility locations. As at December 31, 2007, management expected to incur such future costs on 2.4 net wells. The total of such costs, net of estimated salvage value, was $213,880. Within the next three financial years, it is expected such costs will total $500,000.

Tax Horizon

The Corporation’s current resource tax pools of $17,273,000 and estimated non-capital tax loss carry-forward balance of $11,191,000 have sheltered it from paying cash taxes.  Based on current operations it is anticipated that the Corporation’s resource tax pools and non-capital tax loss carry-forward balance will shelter it from paying cash taxes until approximately 2013.

Costs Incurred

For the financial year ended December 31, 2007, the Corporation incurred the following costs on properties in Canada and the United States:

Costs Incurred Year Ended December 31, 2007
(Canadian Dollars)
Property Acquisition costs:
Proved Properties	0
Unproved Properties	15,079,759
Exploration costs	7,791,719
Development costs	0
Total	22,871,478

Exploration and Development Activities

For the year ended December 31, 2007, the Corporation completed the following exploratory and development wells:

Exploration and Development Activities Year ended December 31, 2007
	Exploratory wells		Development wells
	Gross	Net	Gross	Net
Oil	0	0	0	0
Gas	0	0	0	0
Service	0	0	0	0
Dry	1.1		0	0
Total	1.1		0	0

The Corporation’s most important current and likely exploration and development activities are described under “Oil and Gas Properties”.